                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                          Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               Star Buffet, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               STAR BUFFET, INC.
                               440 LAWNDALE DRIVE
                           SALT LAKE CITY, UTAH 84115

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 28, 1999

To the Stockholders of Star Buffet, Inc.:

     The Annual Meeting of Stockholders of Star Buffet, Inc. will be held at the HomeTown Buffet, 1312 N. Scottsdale Drive, Scottsdale, Arizona, on Monday, June 28, 1999, at 9:00 a.m. for the following purposes:

     1. To elect the following five (5) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

       Robert E. Wheaton                          Phillip "Buddy" Johnson
       Jack M. Lloyd                              Craig B. Wheaton
       Thomas G. Schadt

     2. To amend the Certificate of Incorporation to require the approval of holders of 66 2/3% of the voting power of the then outstanding shares of any class or series of capital stock of the Company entitled to vote, voting together as a single class (the "Voting Stock") and/or the approval of 66 2/3% of the directors of the Company for certain corporate transactions (the "Supermajority Amendment");

     3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on May 19, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Robert E. Wheaton
                                          Chairman of the Board

Salt Lake City, Utah
June 1, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ATTACHED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON ON EACH MATTER.

                               STAR BUFFET, INC.
                               440 LAWNDALE DRIVE
                            SALT LAKE CITY, UT 84115

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 28, 1999

                            ------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Star Buffet, Inc., a Delaware corporation ("Star" or the "Company"), for use at the Annual Meeting of Stockholders to be held at the HomeTown Buffet, 1312 N. Scottsdale Drive, Scottsdale, Arizona, on Monday, June 28, 1999, at 9:00 a.m. (the "Meeting").

     This Proxy Statement and accompanying proxy card (the "Proxy Card") are first being mailed to stockholders on or about June 1, 1999.

                            SOLICITATION OF PROXIES

     At the Meeting, the stockholders of Star will be asked (1) to vote upon the election of five (5) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified, (2) to amend the Certificate of Incorporation to require the approval of the holders of 66 2/3% of the Voting Stock and/or 66 2/3% of the directors of the Company for certain corporate transactions (the "Supermajority Amendment"), and (3) to act upon such other matters as may properly come before the Meeting or any postponements or adjournments thereof. Star's Board of Directors is asking for your proxy for use at the Meeting. A stockholder giving a proxy may revoke it at any time before it is exercised. Any proxy that is not revoked will be voted at the Meeting in accordance with the stockholder's instructions indicated on the enclosed Proxy Card. If no instructions are marked on a properly executed returned Proxy Card, the shares represented thereby will be voted FOR the election of the director nominees. Although management does not know of any other matter to be acted upon at the Meeting, shares represented by valid proxies will be voted by the persons named on the Proxy Card in accordance with their best judgment with respect to any other matters that may properly come before the Meeting.

     The cost of solicitation of proxies will be paid by Star. In addition, following the mailing of the Proxy Statement, directors, officers and regular employees of Star may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Star Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Star for their charges and expenses in connection therewith.

                             RECORD DATE AND VOTING

     Holders of Star Common Stock of record at the close of business on May 19, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 2,950,000 shares of Star Common Stock outstanding and entitled to vote at the Meeting. No shares of the Company's preferred stock, $.001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the Meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Currently, there are five (5) members of the Board of Directors. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the persons named in the accompanying Proxy Card will vote the proxies received by them for the five (5) nominees named below. All of the nominees presently are directors of the Company.

     If any nominee becomes unavailable for any reason before the election, the persons named in the accompanying Proxy Card will have discretionary authority to vote for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

DIRECTORS

     The names and certain information concerning the five (5) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

     The director nominees of Star are as follows:

                 NAME                    AGE            PRINCIPAL OCCUPATION
                 ----                    ---            --------------------
Robert E. Wheaton......................  47    Chief Executive Officer, President and
                                               Chairman
Phillip "Buddy" Johnson................  46    President, BuddyFreddys Division
Jack M. Lloyd..........................  48    Director
Thomas G. Schadt.......................  57    Director
Craig B. Wheaton.......................  41    Director

     Robert E. Wheaton has served as the Chief Executive Officer and President and as a director of the Company since its formation in July 1997. Mr. Wheaton has been Chairman of the Board since December 1998. Mr. Wheaton served as Executive Vice President of CKE from January 1996 through January 1999. From April 1995 to January 1996, he served as Vice President and Chief Financial Officer of Denny's Inc., a subsidiary of Flagstar Corporation. From 1991 to 1995, Mr. Wheaton served as President and Chief Executive Officer, and from 1989 to 1991 as Vice President and Chief Financial Officer of the Bekins Company.

     Phillip "Buddy" Johnson has served as a Director of the Company since February 1999 and as President of the BuddyFreddys Division since it was acquired in April 1998. From 1980 until 1998, he was the founding Chairman and CEO of BuddyFreddys Enterprises. From 1991 to 1996, Mr. Johnson served as Republican floor leader in the Florida House of Representatives. Mr. Johnson also served on the executive committee of The Foundation for Florida's Future, a non-profit corporation established in 1995 by Jeb Bush.

     Jack M. Lloyd has served as a director of the Company since the completion of the Company's initial public offering in September 1997. Mr. Lloyd has served as Chairman of the Board of DenAmerica Corp. since July 9, 1996 and as President, Chief Executive Officer and a director of DenAmerica Corp. since March 29, 1996. Mr. Lloyd served as Chairman of the Board and Chief Executive Officer of Denwest Restaurant Corp. ("DRC") from 1987 until the March 1996 merger of DRC and DenAmerica and as President of DRC from 1987 until November 1994. Mr. Lloyd engaged in commercial and residential real estate development and property management as President of First Federated Investment Corporation during the early and mid-1980's. Mr. Lloyd also currently serves as a director of Action Performance Companies, Inc.

     Thomas G. Schadt has served as a director of the Company since the completion of the Company's initial public offering in September 1997. Mr. Schadt has been the Chief Executive Officer of a privately-held beverage distribution company, Bear Creek, L.L.C., since 1995. From 1976 to 1994, he held several positions with PepsiCo, Inc., most recently, Vice President of Food Service.

     Craig B. Wheaton has served as a director of the Company since February 1999. Mr. Wheaton is a partner in the law firm Kilpatrick Stockton LLP. His main areas of practice include employee benefits, executive compensation and general corporate law. Mr. Wheaton received his B.A. degree, with honors, from the University of Virginia and his J.D. degree from Wake Forest University. Mr. Wheaton was a member of the Tax Council of the North Carolina Bar Association Section on Taxation ('93-'98) and chair of its Employee Benefits Committee ('95-'97). He is a member and former president of the Triangle Benefits Forum. He is a member of the Southern Employee Benefits Conference, the Employee Benefits Committee of the American Bar Association's Section of Taxation, the National Pension Assistance Project's National Lawyers Network, and the National Association of Stock Plan Professionals. Mr. Wheaton is the brother of Robert E. Wheaton, the Company's Chairman, President and Chief Executive Officer.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Executive Committee of the Board of Directors, comprised of Messrs. Foley, Thompson and Wheaton, was empowered by the Board of Directors to take all actions that may otherwise be taken by the Board of Directors, to the extent permitted by law. The Executive Committee was eliminated with the resignation of Messrs. Foley and Thompson form the Board on November 2, 1998.

     The Board of Directors has two standing committees; the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or other committee performing similar functions. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors. The Audit Committee, whose current members are Messrs. Schadt, Lloyd and Craig Wheaton, monitors Star's basic accounting policies and their related system of internal control, reviews Star's audit and management reports and makes recommendations regarding the appointment of independent auditors. The Compensation Committee, whose current members are Messrs. Schadt, Lloyd and Craig Wheaton, considers the hiring and election of corporate officers, salary and incentive compensation policies for officers and directors, and the granting of stock options to employees.

     During fiscal 1999, the Board of Directors held three meetings and the Executive Committee held two meetings. The Compensation Committee and the Audit Committee did not meet during fiscal 1999. During fiscal 1999, no director attended fewer than 75% of the aggregate meetings of the Board of Directors and the committee or committees on which he served.

COMPENSATION OF DIRECTORS

     For their services as directors in fiscal 1999, each non-employee director received $2,000 per meeting of the Board of Directors and $500 per committee meeting. In addition, all directors are entitled to participate in Star's 1997 Stock Incentive Plan.

                                   PROPOSAL 2

                             AMENDING THE COMPANY'S
                    CERTIFICATE OF INCORPORATION TO REQUIRE
                    A 66 2/3% SUPERMAJORITY STOCKHOLDER VOTE
                            FOR CERTAIN TRANSACTIONS

SUPERMAJORITY STOCKHOLDER VOTE FOR CERTAIN TRANSACTIONS

     The Board of Directors has approved, subject to stockholder approval, an amendment to the Certificate of Incorporation to provide that the approval of holders of 66 2/3% of the voting power of the then outstanding shares of any class or series of capital stock of the Company entitled to vote, voting together as a single class

(the "Voting Stock") and/or the approval of 66 2/3% of the directors of the Company be necessary for certain corporate transactions (the "Supermajority Amendment").

ANALYSIS OF PROPOSAL 2

     The Supermajority Amendment provides that the affirmative vote of holders of not less than 66 2/3% of the Voting Stock of the Company entitled to vote for approval shall be required if the Company:

          (a) merges or consolidates with any other corporation;

          (b) sells or exchanges all or a substantial part of its assets to or with any other corporation, or

          (c) issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of this corporation (80% or more of the Voting Stock of which is held by this corporation) with or into any other corporation.

     This 66 2/3% supermajority vote requirement will not apply, however, if the Board of Directors approves and recommends without condition a transaction of the type listed above by the affirmative vote of not less than 66 2/3% of the directors. The 66 2/3% supermajority vote requirement also will not apply to any such transaction solely between the Company and another corporation if the Company owns 50% or more of the voting stock of the other corporation. The Supermajority Amendment will permit the Board of Directors to condition its own approval of any such transaction upon the approval of holders of 66 2/3% of the Voting Stock of the Company entitled to vote on such transaction.

     The Board of Directors believes that it is in the stockholders' best interest to require a supermajority Board of Directors vote and/or a supermajority stockholder vote when the Company proposes to engage in a transaction such as a merger, which is likely to be very material to the Company and its operations. The Supermajority Amendment is designed to encourage corporations that seek to acquire control of the Company to propose terms which would be acceptable to a supermajority of Directors and/or stockholders, rather than a simple majority. The Board of Directors believes that such a provision would improve the Board of Director's negotiating leverage in any "change of control" transaction and would help ensure that adequate consideration is received by the Company stockholders in connection with any such transaction. In addition, the Board of Directors believes that the Supermajority Amendment would facilitate the Company's hiring and retention of competent management personnel by increasing the likelihood of a stable employment environment.

     Generally, the Delaware General Corporation Law (the "DGCL") provides that transactions of the type covered by the Supermajority Amendment only require the approval of the holders of a majority of the shares eligible to vote on such a transaction unless a company's certificate or stockholder-approved bylaws provide otherwise. Thus, the Supermajority Amendment will make it more difficult to obtain Company stockholder approval of mergers, consolidations, the sale or exchange of Company assets, or the issuance and delivery of its stock or securities. If the Supermajority Amendment is approved, it can only be repealed by the vote of holders of 66 2/3% of the Voting Stock of the Company entitled to vote on amendments to the Company's Certificate.

ANTITAKEOVER CONSIDERATIONS AND OTHER MATTERS

     The Supermajority Amendment has antitakeover implications and could be used to deter a takeover of the Company which is opposed by the Company's Board of Directors and make it more difficult to remove incumbent management. Thus, this amendment could be considered as serving interests of management which may not be identical to the interests of the Company's stockholders.

     The overall effect of the Supermajority Amendment would be to render more difficult the accomplishment of certain mergers and other transactions, including transactions involving assumptions of control by hostile third parties. Accordingly, if the Supermajority Amendment is approved, Company stockholders could be deprived (in certain instances) of temporary opportunities to sell their shares at higher market prices. Moreover, by possibly deterring proxy contests, merger proposals or acquisitions of substantial blocks of the

Company's capital stock, the Supermajority Amendment might have the incidental effect of inhibiting certain changes in incumbent management, some or all of whom may be replaced in the course of a change in control. Because certain members of Company management are also members of the Board of Directors, the interest of each director may not always be identical to that of the Company's stockholders. The Supermajority Amendment could give management or a minority of stockholders the power to veto a transaction desired by a majority of stockholders. Officers and Directors of the Company, as a group, hold 30.9% of the Company's Common Stock. See "Ownership of the Company's Securities."

     The Certificate already contains some provisions that have antitakeover effects that could deter a takeover attempt opposed by Company management. The Certificate does not permit stockholders to cumulate their votes in elections of directors. This provision could deter a takeover that was opposed by management by preventing an acquirer from obtaining immediate control of the Board of Directors.

     Company management is not aware of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

PROPOSED RESOLUTIONS

     "RESOLVED, that the Certificate of Incorporation be amended by adding a new
Article 10 which shall be and read as follows:

     The affirmative vote of the holders of not less than 66 2/3% of the then outstanding shares of any class or series of capital stock of this corporation entitled to vote, voting together as a single class (the "Voting Stock") shall be required if:

          (a) this corporation merges or consolidates with any other corporation,

          (b) this corporation sells or exchanges all of a substantial part of its assets to or with any other corporation, or

          (c) this corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of this corporation (80% or more of the voting stock of which is held by this corporation) with or into any other corporation;

provided, however, that the foregoing shall not apply to any plan of merger or consolidation, or sale or exchange of assets, or issuance or delivery of stock or other securities which was approved (or adopted) and recommended without condition by the affirmative vote of not less than 66 2/3% of the directors, nor shall it apply to any such transaction solely between this corporation and another corporation 50% or more of the voting stock of which is owned by this corporation. The Board of Directors shall be permitted to condition its approval (or adoption) of any plan of merger or exchange of assets, or issuance or delivery of stock or securities upon the approval of holders of 66 2/3% of the then outstanding shares of Voting Stock of this corporation entitled to vote on such plan of merger or consolidation, or sale or exchange of assets, or issuance or deliver of stock or securities."

REQUIRED VOTE

     The affirmative vote of a majority of the Common Stock outstanding and entitled to vote at the Meeting is required to approve Proposal 2. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 2 OR THE SUPERMAJORITY AMENDMENT.

                                 OTHER MATTERS

     Management does not know of any matter to be acted upon at the Meeting other than the matters described above, but if any other matter properly comes before the Meeting, the persons named on the enclosed Proxy Card will vote thereon in accordance with their best judgment.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

     The following table sets forth certain information regarding beneficial ownership of Star's Common Stock as of the Record Date, by (i) each person who is known by Star to beneficially own more than five percent of the outstanding Star Common Stock, (ii) each director of Star, (iii) each Named Executive Officer of Star identified in the Summary Compensation Table and (iv) all current directors and executive officers of Star as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

                                                         AMOUNT AND NATURE       PERCENT OF
        NAME AND ADDRESS OF BENEFICIAL OWNER          OF BENEFICIAL OWNERSHIP    CLASS(%)(1)
        ------------------------------------          -----------------------    -----------
Robert E. Wheaton...................................           942,192(2)           30.3%
Jack M. Lloyd.......................................             7,500(3)              *
Thomas G. Schadt....................................             7,500(3)              *
Phillip "Buddy" Johnson.............................               200(4)              *
Craig B. Wheaton....................................             6,500                 *
Robert Fleming, Inc.................................           523,075(5)           17.7%
  320 Park Avenue -- 11th Floor
  New York, NY 10022
Kennedy Capital Management, Inc. ...................           358,700(6)           12.2%
  10829 Olive Blvd.
  St. Louis, MO 63141
Dresdner RCM Global Investors LLC...................           300,000(7)           10.2%
  Four Embarcadero Center
  San Francisco, CA 94111
All executive officers and directors as a group (5
  persons)..........................................           963,892(8)           30.9%

---------------
 *  Less than one percent.

(1) Calculated based on 2,950,000 shares of Star Common Stock outstanding May 19, 1999.

(2) Includes 159,492 shares subject to presently exercisable options or options that become exercisable within 60 days of May 19, 1999.

(3) Includes 7,500 shares subject to presently exercisable options or options that become exercisable within 60 days of May 19, 1999.

(4) Does not include 20,000 shares subject to options that will become immediately exercisable upon grant in fiscal year 2000 pursuant to an employment agreement entered into between Phillip "Buddy" Johnson and the Company on March 20, 1998.

(5) Robert Fleming, Inc. has shared power to vote 523,075 of such shares and has shared power to dispose of all such shares. Robert Fleming, Inc. claims beneficial ownership with respect to all such shares. The information relating to the beneficial ownership of Robert Fleming, Inc. has been derived from the Schedule 13G dated February 5, 1999 filed by Robert Fleming, Inc. with the Securities and Exchange Commission. The number of shares beneficially owned by Robert Fleming, Inc. is stated as of December 31, 1998.

(6) Kennedy Capital Management, Inc. has sole power to vote 337,450 of such shares and sole power to dispose 358,700 of such shares. Kennedy Capital Management, Inc. claims beneficial ownership with respect to all such shares. The information relating to the beneficial ownership of Kennedy Capital Management, Inc. has been derived from the Schedule 13G dated February 5, 1999 filed by Kennedy Capital Management, Inc. with the Securities and Exchange Commission. The number of shares beneficially owned by Kennedy Capital Management, Inc. is stated as of December 31, 1998.

(7) Dresdner RCM Global Investors LLC ("Dresdner LLC") has sole power to vote and sole power to dispose of all 300,000 shares. Dresdner LLC claims beneficial ownership with respect to all such 300,000 shares. Dresdner LLC is a wholly owned subsidiary of Dresdner Bank AG, an international banking organization headquartered in Frankfurt, Germany. Dresdner Bank AG also claims beneficial ownership with respect to all such 300,000 shares, but only to the extent that Dresdner Bank AG may be deemed to have beneficial ownership of securities deemed to be beneficially owned by Dresdner LLC.

    The information relating to the beneficial ownership of Dresdner LLC and Dresdner Bank AG has been derived from their respective Schedule 13G's, dated January 8, 1999, as filed by Dresdner LLC and Dresdner Bank AG with the Securities and Exchange Commission. The number of shares beneficially owned by Dresdner LLC and Dresdner Bank AG is stated as of December 31, 1998.

(8) Includes 174,492 shares subject to presently exercisable options or options that become exercisable within 60 days of May 19, 1999.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR THE FISCAL YEAR ENDED JANUARY 25, 1999.

     The Compensation Committee (the "Committee"), comprised of three non-employee directors, is responsible for administering the executive compensation policies, administering the various management incentive programs (including option plans), and making recommendations to the Board of Directors with respect to these policies and programs. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and to each of the other executive officers of Star (each, an "Executive Officer"). As discussed below, the Company began its independent corporate existence on July 28, 1997 through the reorganization of direct or indirect wholly-owned subsidiaries of CKE. The Committee was not formed until after the first meeting of the Board following the formation of the Company. Since there was no Committee at the time of the first Board meeting, it was necessary for the non-employee directors of the Board to decide all compensation issues at that meeting. In addition, certain compensation arrangements were established by the Compensation Committee of the Board of Directors of CKE while the Company was a wholly-owned subsidiary of CKE.

     The following is a summary of the policies which the Board of Directors analyzed in determining the compensation for the Executive Officers of the Company. The Committee intends to follow the same general policies in determining the compensation for the Executive Officers of the Company in fiscal 2000, but may, in its discretion, alter such policies to take into consideration the applicable circumstances at the time.

     Compensation Policies Towards Executive Officers. The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals, with the ultimate objective of enhancing stockholder value. In this regard, the Committee believes executive compensation should be comprised of cash as well as equity-based programs. Base salaries are generally set at market levels in order to attract and retain qualified executives. With respect to equity-based compensation, the Committee believes that an integral part of Star's compensation program is the ownership and retention of Star's Common Stock by its Executive Officers. By providing Executive Officers with a meaningful stake in Star, the value of which is dependent on Star's long-term success, a commonality of interests between Star's Executive Officers and its stockholders is fostered.

     Relationship of Performance to Compensation. Compensation that may be earned by the Executive Officers in any fiscal year consists primarily of base salary, cash bonus and stock options. The significant factors that were considered in establishing the components of each Executive Officer's compensation package for the fiscal year ended January 25, 1999 are summarized below. The Committee, in its discretion, may apply different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policies indicated above.

     Base Salary. The base salary for each Executive Officer is set on the basis of personal performance, the salary levels in effect for comparable positions with Star's principal competitors (including, but not limited to, Star's self-determined peer group set forth in the "Stock Performance Graph"), and Star's financial performance relative to such competitors. Factors relating to individual performance that are assessed in setting base compensation are based on the particular duties and areas of responsibility of the individual Executive Officer. Factors relating to Star's financial performance that may be related to increasing or decreasing base salary include revenues and earnings. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula.

     Cash Bonus. Annual bonuses are earned by each Executive Officer on the basis of Star's achievement of pre-tax income targets established at the start of the fiscal year and on the basis of the particular Executive Officer's duties and areas of responsibility. Bonus amounts are established based on various levels of performance against such targets. Following the completion of the fiscal year, the Committee assesses Star and individual performance against the established targets and provides for annual bonuses based on the targeted performance of levels actually achieved.

     Stock Options. Stock option grants motivate Executive Officers to manage the business to improve long-term Star performance, and align the interests of Executive Officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of Star's outstanding shares appreciates, thereby aligning a substantial part of the Executive Officer's compensation package with the return realized by the stockholders. Options generally vest in equal installments over a period of time, contingent upon the Executive Officer's continued employment with Star. Accordingly, an option will provide a return to the Executive Officer only if the Executive Officer remains employed by Star and the market price of the underlying shares appreciates over the option term. The size of an option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual's current position with Star, internal comparability with option grants made to other Star executives and the individual's potential for future responsibility and promotion over the option term. The Committee has established an award program which takes into account the level of responsibility in the organization, and total compensation compared to comparable companies, in making option grants to the Executive Officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with Star and the Executive Officer's existing holdings of unvested options. As such, the award of stock options requires subjective judgment as to the amount of the option. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant, if any, made to each Executive Officer as circumstances warrant.

     Chief Executive Officer Compensation. Robert E. Wheaton became Star's Chief Executive Officer upon the Company's formation in July 1997. Prior to the Company's initial public offering in September 1997, Mr. Wheaton's annual base compensation was established at $250,000 for the fiscal year ended January 25, 1999, based on the philosophy described above.

     Corporate Deduction for Compensation. Section 162(m) of the Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. Star's 1997 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer upon exercise of an option, with an exercise price equal to the fair market value of the underlying shares on the grant date, will qualify as performance-based compensation that will not be limited by Section 162(m). The Committee intends to monitor regulations issued pursuant to Section 162(m) and to take such actions with respect to the executive compensation program as are reasonably necessary to preserve the corporate tax deduction for executive compensation paid.

                                          Thomas G. Schadt
                                          Jack M Lloyd
                                          Craig B. Wheaton

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Star specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         STOCKHOLDER PERFORMANCE GRAPH

                COMPARISON OF 16 MONTH CUMULATIVE TOTAL RETURN*
         AMONG STAR BUFFET, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE DOW JONES RESTAURANTS INDEX

                                                    NASDAQ STOCK                  DOW JONES
                      STAR BUFFET, INC.             MARKET (U.S.)                RESTAURANTS
                      -----------------             -------------                -----------
9/25/97                    100.00                      100.00                      100.00
1/98                       102.08                       96.78                       97.74
1/99                        48.96                      151.70                      153.16

* $100 INVESTED ON 9/25/97 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JANUARY 31.

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Star specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The Company was incorporated on July 28, 1997, through the reorganization of direct or indirect wholly-owned subsidiaries of CKE. Prior to the Company's incorporation, the Company's Executive Officers have been employed by CKE or its subsidiaries, and all or substantially all of their compensation paid prior to July 28, 1997 was paid by CKE or its subsidiaries primarily for services rendered to CKE or its subsidiaries. In connection with the organization of the Company, the Company and CKE established an allocated annual base salary of $187,000 for Robert E. Wheaton, Chairman of the Board, Chief Executive Officer and President of the Company. The following table sets forth the compensation awarded to, earned by or paid to the Company's executive officer for each of the three fiscal years ended January 27, 1997, January 26, 1998 and January 25, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION         -----------------------
                                                -------------------------------   RESTRICTED   SECURITIES
                                                                   OTHER ANNUAL     STOCK      UNDERLYING
                                      FISCAL    SALARY    BONUS    COMPENSATION     AWARDS      OPTIONS
           NAME AND TITLE              YEAR       ($)      ($)        ($)(4)         ($)         (#)(5)
           --------------             -------   -------   ------   ------------   ----------   ----------
Robert E. Wheaton...................  1999(1)   221,155       --      4,658                          --
  Chairman of the Board, President    1998(2)    61,298       --         --                     239,237
     and Chief Executive Officer      1997(3)   200,000   70,000      9,344                      30,000

---------------
(1) Mr. Wheaton's annual salary was $250,000 in fiscal 1999. In August 1998, Mr. Wheaton's employment agreement with CKE was modified to provide that Star pays 100% of his base salary.

(2) Excludes the following amounts earned by Mr. Wheaton from CKE during fiscal 1998: (i) salary in the amount of $160,721, (ii) bonus in the amount of $80,354, (iii) other annual compensation in the amount of $8,820 and (iv) 16,500 options to purchase CKE's common stock. In September 1997, Mr. Wheaton's employment agreement with CKE was modified to provide that CKE pays 25% of his base salary and Star pays the remaining 75%.

(3) Represents compensation paid by CKE or its subsidiaries to Mr. Wheaton in his capacity as Executive Vice President of CKE.

(4) "Other Annual Compensation" represents auto related payments to Mr. Wheaton.

(5) Represents options to purchase shares of CKE's common stock for fiscal 1997, and represents options to purchase shares of Star's common stock for fiscal 1998.

STOCK OPTIONS

     There were no stock options granted to the Named Executive Officers during the fiscal year ended January 25, 1999.

OPTION EXERCISES AND HOLDINGS

     No options were exercised by any of the Named Executive Officers during the fiscal year ended January 25, 1999. The following table sets forth the fiscal year end options values for all options held by the Company's Named Executive Officer.

                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                       OPTIONS                   IN-THE-MONEY OPTIONS
                                                AT FISCAL YEAR END(#)          AT FISCAL YEAR END($)(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Robert E. Wheaton..........................    159,492          79,745           --              --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended January 25, 1999, no executive officer of the Company, except for Mr. Foley, who was Chairman of the Board of the Company and served as a member of the Compensation Committee thereof until the date of his resignation from the Board of Directors on November 2, 1998, served as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. Mr. Foley is the Chairman of the Board and Chief Executive Officer of CKE.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires Star's executive officers and directors, and persons who own more than 10% of a registered class of star's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish Star with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Star believes that, during fiscal 1999, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were satisfied.

                              CERTAIN TRANSACTIONS

     The Company and CKE are parties to a three-year Service Agreement, pursuant to which CKE provides the Company with certain multi-unit infrastructure support, including accounting and administration, purchasing services, financial services and real estate services, in exchange for which CKE receives an annual management fee in the amount of $350,000, which may be increased up to 10% per year by CKE based upon increases in CKE's cost of providing such services. Commencing February 24, 1998, the annual management fee was increased to $375,000. The Service Agreement with CKE was terminated on February 22, 1999.

     Prior to the Company's initial public offering, the Company declared a cash dividend payable to CKE in an aggregate amount equal to approximately $7.9 million. The Company paid the dividend in September 1997 with a portion of the net proceeds from the Company's initial public offering.

     The Company was incorporated as a Delaware corporation on July 28, 1997. Prior to the completion of the Company's initial public offering, CKE contributed to the Company all of the issued and outstanding shares of capital stock of Summit Family Restaurants Inc. ("Summit") in exchange for 2,600,000 shares of Common Stock of the Company (the "Summit Exchange"). Summit is the parent corporation of HTB Restaurants, Inc. ("HTB"), which operates 16 HomeTown Buffet restaurants as a franchisee of HomeTown Buffet, Inc. (the "HomeTown Franchisor"). Summit was acquired by CKE in July 1996, at which time it was the owner, operator and franchisor of 101 JB's Restaurants and the owner and operator of six Galaxy Diner restaurants. Prior to the Summit Exchange, Summit transferred substantially all of its net assets, including its JB's Restaurant system and Galaxy Diner restaurants, but excluding the shares of capital stock of HTB owned by Summit, to JB's Restaurants, Inc., a newly formed subsidiary of CKE ("JB's"), in exchange for a promissory note (the "JB's Note") with a principal amount equal to CKE's book value of those net assets as of the date of transfer, determined in accordance with generally accepted accounting principles ("GAAP"). JB's continued to operate the JB's Restaurants and related franchise systems and the Galaxy Diner restaurants and assume all of Summit's liabilities, other than liabilities incurred which specifically relate to the restaurant operations of HTB. Immediately following completion of such transfer, and prior to the Summit Exchange, Summit assigned the JB's Note and its rights to payment thereunder to CKE as a dividend. In addition, prior to the Summit Exchange, Taco Bueno Restaurants, Inc., an indirect wholly-owned subsidiary of CKE formerly known as Casa Bonita Incorporated ("Taco Bueno"), transferred substantially all of the net assets relating to its two Casa Bonita restaurants to Summit in exchange for a promissory note (the "Casa Bonita Note") with a principal amount equal to CKE's book value of those net assets (which was estimated at $495,000 as of August 11, 1997) as of the date of transfer, determined in accordance with GAAP. Summit continued to operate the Casa Bonita restaurants and assume substantially all of Taco Bueno's liabilities relating to those restaurant operations. Prior to the completion of the Company's initial public offering, all of the parties to the foregoing transactions were direct or indirect wholly-owned subsidiaries of CKE.

     On February 24, 1998, pursuant to the terms of an Asset Purchase Agreement dated February 10, 1998 (the "Purchase Agreement"), the Company, through its wholly-owned subsidiary Summit, acquired substantially all of the assets of twelve JB's Restaurants for $4,265,000 in cash from JB's. In connection with the Purchase Agreement, Summit and JB's entered into franchise agreements for each of the purchased restaurants pursuant to which JB's granted to Summit the right to use the intangible property rights of JB's. Summit paid to JB's cash in the amount of $485,000 to satisfy all royalty payments due under all of the franchise agreements through the first anniversary of the closing of the transaction.

     CKE has also agreed to indemnify and hold the Company harmless from any income tax liability attributable to periods ending on or before the consummation of the Company's initial public offering. For periods ending after the consummation of the initial public offering, the Company will pay its income tax liability directly to the appropriate taxing authorities. CKE generally controls any audits and administrative and judicial proceedings with respect to periods ending on or before the consummation of the initial public offering, although CKE cannot compromise or settle any issue that increases the Company's liability without the Company's prior written consent. The Company generally will control all other audits and administrative and judicial proceedings.

                              INDEPENDENT AUDITORS

     Selection of an independent auditor is made by the Board of Directors upon consultation with the Audit Committee. Star's independent auditor for the fiscal year ended January 25, 1999, was KPMG LLP. The Board of Directors will vote upon the selection of an auditor for the current fiscal year at a future Board meeting.

     Representatives of KPMG LLP are expected to attend the Meeting and be available to respond to appropriate questions. The representatives of KPMG LLP also will have an opportunity to make a formal statement, if they so desire.

                STOCKHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

     Pursuant to the rules of the Securities and Exchange Commission, proposals by eligible stockholders (as defined below) which are intended to be presented at Star's Annual Meeting of Stockholders in 2000 must be received by Star by January 31, 2000 in order to be considered for inclusion in Star's proxy materials. The Board of Directors of Star will determine whether any such proposal will be included in its 2000 proxy solicitation materials. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the 2000 Annual Meeting and has held such securities for at least one year, and who shall continue to own such securities through the date on which the meeting is held.

     Stockholders are urged to sign and return their proxies without delay.

                                          For the Board of Directors

                                          ROBERT E. WHEATON,
                                          Chairman of the Board

June 1, 1999

     The Annual Report to Stockholders of the Company for the fiscal year ended January 25, 1999 is the Company's Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on April 26, 1999 and which is being mailed concurrently with this Proxy Statement to all stockholders of record as of May 19, 1999. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

PROXY

                                STAR BUFFET, INC.
                               440 LAWNDALE DRIVE
                            SALT LAKE CITY, UT 84115

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STAR BUFFET, INC. The undersigned hereby appoints Robert E. Wheaton as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of Common Stock of Star Buffet, Inc. held of record by the undersigned on May 19, 1999, at the Annual Meeting of Stockholders to be held on June 28, 1999, and any postponements or adjournments thereof.

PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                          Please mark [X]
                                                          your votes as
                                                          indicated in this
                                                          example.

1. ELECTION OF DIRECTORS:       FOR all of the nominees   WITHHOLD AUTHORITY to
                                listed below (except      vote for all nominees
                                as marked to the          listed below  [ ]
                                contrary below)   [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

                               Robert E. Wheaton
                            Phillip "Buddy" Johnson
                                 Jack M. Lloyd
                                Thomas G. Schadt
                                Craig B. Wheaton

2. To amend the Certificate of Incorporation to require the approval of holders of 66 2/3% of the then outstanding Voting Stock and/or the approval of 66 2/3% of the directors of the Company for certain corporate transactions (the "Supermajority Amendment").

    [ ]   FOR                    [ ]   AGAINST               [ ]   ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.

DO YOU PLAN TO ATTEND THE MEETING?      YES [ ]              NO [ ]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE FOR THE NOMINEES LISTED ABOVE, AND IN THEIR DISCRETION ON MATTERS DESCRIBED IN
ITEM 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature _______________________ Signature if held jointly ____________________

Dated: __________________________, 1999

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

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